Exhibit 99.1

For Immediate Release:

TIME WARNER INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2013 RESULTS

Fourth-Quarter and Full-Year Highlights

•	Company posted record quarterly revenues of $8.6 billion in the fourth quarter, up 5%

•	Adjusted Operating Income grew 8% in 2013 to $6.6 billion

•	Turner, Home Box Office & Warner Bros.[1] all posted record Adjusted Operating Income in 2013

•	Free Cash Flow increased 20% in 2013 to $3.5 billion

•	Adjusted EPS rose 16%[2] in 2013 to $3.77, the 5th consecutive year of double-digit growth

•	Company repurchased 60.5 million shares for $3.7 billion in 2013

•	Board authorized a 10% increase in quarterly dividend and new $5 billion share repurchase program

NEW YORK, February 5, 2014 – Time Warner Inc. (NYSE:TWX) today reported financial results for its fourth quarter and full year ended December 31, 2013.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another very successful year in 2013, with Turner, Home Box Office and Warner Bros. all posting record profits while also investing for future growth. We grew Adjusted Operating Income by 8% and Adjusted EPS by 16% — our fifth consecutive year of double-digit Adjusted EPS growth. Among Turner’s highlights, TBS ranked as ad-supported cable’s #1 network in primetime among adults 18-49 and TNT was the #2 network in total day among adults 25-54. Adult Swim had the most-watched year in its history and ranked #1 on ad-supported cable among adults 18-34 in total day for the ninth year in a row. HBO remains in a league of its own, once again receiving the most Primetime Emmy Awards of any network, while tying for the most Golden Globe Awards and recording its biggest gain in domestic subscribers in 17 years. Warner Bros. delivered its best year on record by any measure. Theatrically, it led both the domestic and international box office, and its films received an industry-leading 21 Academy Award nominations — including Best Picture nominations for Gravity and Her. In television, Warner Bros. has over 60 programs airing on broadcast and cable during the 2013-2014 television season, including, among adults 18-49, the #1 comedy in The Big Bang Theory, the #1 unscripted show in The Voice and the #3 drama in The Following.”

1 In the fourth quarter of 2013, the Company separated its former Networks reportable segment into two reportable segments: Turner and Home Box Office. In addition, during the fourth quarter of 2013, the Company changed the names of its Film and TV Entertainment reportable segment to Warner Bros. and its Publishing reportable segment to Time Inc. The new presentation had no impact on the historical consolidated financial information previously reported by the Company.

2 The Company has recast its historical financial results to reflect the presentation of its investment in Central European Media Enterprises Ltd. (“CME”) under the equity method of accounting for all prior periods from the date of the Company’s initial investment in CME in May 2009.

Mr. Bewkes continued: “We also remain on track for the separation of Time Inc. into an independent publicly-traded company during the second quarter of 2014. And our plans to consolidate our New York City area operations into a single new location reflect our unrelenting focus on increased efficiency and collaboration. Demonstrating our commitment to stockholder returns, in 2013, we returned nearly $5 billion to our stockholders in the form of share buybacks and dividends. Furthering this commitment, our Board of Directors has authorized a new $5 billion share repurchase program and a double-digit increase in our dividend for the fifth consecutive year.”

Full-Year Company Results

Full-year revenues increased 4% from 2012 to $29.8 billion and Adjusted Operating Income rose 8% from 2012 to $6.6 billion as growth at Turner, Home Box Office and Warner Bros. and a decrease in intercompany eliminations more than offset a decline at Time Inc. Operating Income increased 12% from 2012 to $6.6 billion. Adjusted Operating Income and Operating Income margins were 22% in 2013 compared to 21% in 2012.

The Company posted 2013 Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $3.77, up 16% from $3.242 in the prior year. Diluted Income per Common Share from Continuing Operations was $3.77 compared to $3.002 in 2012.

On March 6, 2013, Time Warner announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of Time Inc. from Time Warner. In 2013, excluding Time Inc., Revenues increased 4%, Adjusted Operating Income grew 9% and Operating Income rose 14%.

In 2013, Cash Provided by Operations from Continuing Operations reached $3.7 billion and Free Cash Flow totaled $3.5 billion. As of December 31, 2013, Net Debt was $18.3 billion, up from $17.0 billion at the end of 2012, due to share repurchases and dividends, partially offset by the generation of Free Cash Flow and proceeds from the exercise of stock options.

Fourth-Quarter Company Results

Revenues increased 5% to $8.6 billion in the fourth quarter of 2013 due to growth at Warner Bros., Turner and Home Box Office. Adjusted Operating Income decreased 2% to $1.9 billion due to declines at Turner, Time Inc. and Home Box Office, partially offset by an increase at Warner Bros. Operating Income decreased 9% to $1.8 billion. Adjusted Operating Income and Operating Income margins were 23% and 22% in the fourth quarter of 2013, respectively, compared to 24% and 25% in the prior year quarter, respectively.

The Company posted Adjusted EPS of $1.17, up 1% from $1.162 for the year-ago quarter. Diluted Income per Common Share from Continuing Operations was $1.06 compared to $1.152 in the prior year quarter.

In the fourth quarter of 2013, excluding Time Inc., Revenues increased 6%, Adjusted Operating Income fell 1% and Operating Income decreased 5%.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2013 through January 31, 2014, the Company repurchased approximately 64 million shares of common stock for approximately $3.9 billion. These amounts reflect the purchase of approximately 14 million shares of common stock for approximately $927 million since the amounts reported in the Company’s third quarter earnings release issued on November 6, 2013.

In January 2014, the Company’s Board of Directors authorized a total of $5 billion in share repurchases beginning January 1, 2014, which replaced the amount remaining under the prior authorization.

Regular Quarterly Dividend

On February 4, 2014, the Company’s Board of Directors increased the Company’s regular quarterly dividend by 10% to $0.3175 per share.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012
Revenues:
Turner	$2,548	$2,475	$9,983	$9,527
Home Box Office	1,260	1,191	4,890	4,686
Warner Bros.	3,996	3,723	12,312	12,018
Intersegment eliminations	(200)	(187)	(724)	(906)

Total excluding Time Inc.	7,604	7,202	26,461	25,325
Time Inc.	966	967	3,354	3,436
Intersegment eliminations	(5)	(5)	(20)	(32)

Total Revenues	$8,565	$8,164	$29,795	$28,729

Adjusted Operating Income (Loss) (a):
Turner	$879	$906	$3,536	$3,334
Home Box Office	414	430	1,678	1,547
Warner Bros.	576	555	1,327	1,237
Corporate	(114)	(95)	(407)	(358)
Intersegment eliminations	14	(17)	61	(97)

Total excluding Time Inc.	1,769	1,779	6,195	5,663
Time Inc.	173	201	404	463

Total Adjusted Operating Income	$1,942	$1,980	$6,599	$6,126

Operating Income (Loss) (a):
Turner	$853	$948	$3,486	$3,172
Home Box Office	413	430	1,791	1,547
Warner Bros.	573	552	1,324	1,228
Corporate	(120)	(86)	(394)	(352)
Intersegment eliminations	14	(17)	61	(97)

Total excluding Time Inc.	1,733	1,827	6,268	5,498
Time Inc.	107	200	337	420

Total Operating Income	$1,840	$2,027	$6,605	$5,918

Depreciation and Amortization:
Turner	$63	$67	$252	$263
Home Box Office	29	23	100	92
Warner Bros.	101	106	379	382
Corporate	7	7	28	28

Total excluding Time Inc.	200	203	759	765
Time Inc.	33	31	127	127

Total Depreciation and Amortization	$233	$234	$886	$892

(a)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2013 and 2012 included restructuring and severance costs of (millions):

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012
Turner	$(29)	$(23)	$(93)	$(52)
Home Box Office	(3)	(4)	(39)	(15)
Warner Bros.	(16)	(4)	(49)	(23)
Corporate	(3)	(1)	(2)	(2)

Total excluding Time Inc.	(51)	(32)	(183)	(92)
Time Inc.	(5)	(3)	(63)	(27)

Total Restructuring and Severance Costs	$(56)	$(35)	$(246)	$(119)

Presented below is a discussion of the performance of Time Warner’s segments for the fourth quarter and full year of 2013. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Full-Year Results

Revenues rose 5% ($456 million) to $10.0 billion, benefiting from growth of 5% ($236 million) in Subscription revenues and 5% ($219 million) in Advertising revenues, partially offset by a decline of 2% ($6 million) in Content revenues. The increase in Subscription revenues was primarily due to higher domestic rates and international growth, partially offset by the negative effect of foreign currency exchange rates. Advertising revenues primarily benefited from growth at Turner’s domestic entertainment networks, principally due to higher pricing, as well as increased demand for Turner’s sports programming. The growth in Advertising revenues was partially offset by declines at Turner’s news networks mainly due to the comparison to the 2012 U.S. presidential election. The decline in Content revenues was primarily due to the shutdown of TNT television operations in Turkey in the second quarter of 2012.

Adjusted Operating Income increased 6% ($202 million) to $3.5 billion, reflecting higher revenues, partly offset by higher programming costs and increased restructuring and severance expenses. Programming costs grew 6%, primarily reflecting an increase in original programming, including at Turner’s domestic news networks, and higher programming impairments.

Operating Income increased 10% ($314 million) to $3.5 billion. The prior year included $192 million in charges related to the shutdown of Turner’s general entertainment network, Imagine, in India and its TNT television operations in Turkey as well as a $34 million gain related to the 2007 sale of the Atlanta Braves baseball franchise (the “Braves”).

TNT claimed four of the top fifteen ad-supported cable original series of 2013, more than any other network. In 2013, TBS ranked as ad-supported cable’s #1 primetime network among adults 18-34 and adults 18-49. 2013 was Adult Swim’s most-watched year in its history for adults 18-34 and adults 18-49 in total day, and it ranked #1 in total day on ad-supported cable among adults 18-34 for the ninth year in a row. CNN once again reached more viewers than any other cable news network in 2013 and reclaimed the #2 ranking in total day for cable news networks among total viewers.

Fourth-Quarter Results

Revenues increased 3% ($73 million) to $2.5 billion, due to increases of 6% ($69 million) in Subscription revenues and 1% ($6 million) in Advertising revenues. Similar to the full year results, the increase in Subscription revenues mainly resulted from higher domestic rates and international growth, partially offset by the negative effect of foreign currency exchange rates. Advertising revenues benefited from growth at Turner’s domestic entertainment networks, mainly due to increased pricing and demand. That growth was partially offset by declines at the domestic news networks, primarily due to the comparison to the 2012 U.S. presidential election in the prior year quarter.

Adjusted Operating Income fell 3% ($27 million) to $879 million, due to increased expenses, including higher programming costs and marketing expenses. Programming costs grew 12% in the quarter primarily due to higher programming impairments and increased investments in original programming, including at Turner’s domestic news networks.

Operating Income decreased 10% ($95 million) to $853 million. The fourth quarter of 2013 included an $18 million impairment related to a building in South America. The prior year quarter included a $34 million gain related to the 2007 sale of the Braves.

HOME BOX OFFICE

Full-Year Results

Revenues rose 4% ($204 million) to $4.9 billion, as Subscription revenue growth of 6% ($221 million) was partially offset by a decline of 3% ($18 million) in Content revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and the consolidation of HBO Asia and HBO South Asia (collectively, “HBO Asia”) and HBO Nordic. Content revenues declined due to lower home video revenues, primarily due to lower library sales.

Adjusted Operating Income increased 8% ($131 million) to $1.7 billion, reflecting higher revenues, partly offset by increased expenses, including higher marketing and restructuring and severance expenses. Programming costs grew 1% due to the consolidation of HBO Asia and HBO Nordic and higher original programming expenses, partly offset by lower programming impairments and lower expenses for acquired theatrical product due to lower volume of titles.

Operating Income increased 16% ($244 million) to $1.8 billion and included $113 million in gains related to HBO’s acquisitions of its partners’ interests in HBO Asia and HBO Nordic.

In 2013, HBO received the most Primetime Emmy Awards of any network for the twelfth consecutive year. At the 71st Annual Golden Globe Awards, HBO won two awards, including Best TV Movie or Mini-Series for Behind the Candelabra.

Fourth-Quarter Results

Revenues increased 6% ($69 million) to $1.3 billion, due to Subscription revenue growth of 8% ($84 million), which was partially offset by a decrease of 9% ($16 million) in Content revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and the consolidation of HBO Asia and HBO Nordic. Content revenues decreased largely due to lower home video revenues, partly offset by higher international licensing revenues.

Adjusted Operating Income decreased 4% ($16 million) to $414 million, due to higher expenses, including a 12% increase in programming costs. Programming costs grew due to higher original programming expenses and the consolidation of HBO Asia and HBO Nordic, partly offset by lower expenses for acquired theatrical product.

Operating Income decreased 4% ($17 million) to $413 million.

WARNER BROS.

Full-Year Results

Revenues increased 2% ($294 million) to $12.3 billion, mainly due to stronger theatrical and videogames slates, as well as growth in electronic sell-through. The increase was partially offset by declines in television licensing revenues due to fewer theatrical availabilities and the comparison to last year’s initial off-network availability of The Mentalist, as well as lower physical home video revenues.

Adjusted Operating Income rose 7% ($90 million) to $1.3 billion, mainly due to higher revenues, partially offset by higher print and advertising expenses due to an increased number of theatrical releases, as well as increased restructuring and severance expenses.

Operating Income increased 8% ($96 million) to $1.3 billion.

In 2013, Warner Bros. ranked #1 at the domestic and international box offices, with its films grossing over $5 billion globally for the first time ever, led by The Hobbit: The Desolation of Smaug, Gravity and Man of Steel. It was also the 5th straight year that Warner Bros.’ films grossed over $4 billion at the worldwide box office, setting an industry record. In 2013, Warner Bros. remained #1 domestically in overall home entertainment. Warner Bros. has over 60 series airing on television for the 2013-2014 television season, including 32 series on broadcast networks, the most of any studio. At the 71st Annual Golden Globe Awards, Warner Bros. won awards for Best Director – Motion Picture for Gravity and Best Screenplay – Motion Picture for Her. For the 86th Academy Awards, Warner Bros. received an industry-leading 21 nominations, including Best Picture nominations for Gravity and Her.

Fourth-Quarter Results

Revenues increased 7% ($273 million) to $4.0 billion, mainly due to stronger theatrical and videogames slates. The fourth quarter of 2013 included the theatrical releases of Gravity and The Hobbit: The Desolation of Smaug and the videogame release of Batman: Arkham Origins. The growth was partially offset by a decline in home video revenues and lower television licensing revenues from theatrical product.

Adjusted Operating Income increased 4% ($21 million) to $576 million mainly due to the increase in revenues and lower theatrical valuation adjustments, partially offset by increased television costs due to product mix.

Operating Income increased 4% ($21 million) to $573 million.

TIME INC.

Full-Year Results

Revenues declined 2% ($82 million) to $3.4 billion, reflecting decreases of 7% ($81 million) in Subscription revenues and 1% ($12 million) in Advertising revenues, partially offset by an increase of 5% ($16 million) in Other revenues. Subscription revenues declined due to lower worldwide newsstand revenues and lower domestic subscription revenues, partially offset by the acquisition of American Express Publishing Corporation (“AEP”) in October 2013. Advertising revenues decreased primarily due to declines in worldwide magazine advertising, partially offset by the inclusion of AEP’s revenues.

Adjusted Operating Income decreased 13% ($59 million) to $404 million due to the decline in revenues and increased restructuring and severance expenses.

Operating Income decreased 20% ($83 million) to $337 million. The current year included $79 million of impairments primarily related to certain tradenames. The prior year included a pre-tax loss of $36 million related to the sale of Time Inc.’s school fundraising business, QSP.

In 2013, Time Inc. maintained its leading share of overall domestic magazine advertising with 23.7%, up from 21.5% in 2012 (Publishers Information Bureau data). The 2013 share reflects the inclusion of AEP and a title managed on behalf of American Express Company for the full year.

Fourth-Quarter Results

Revenues were essentially flat at $966 million due to a decrease of 6% ($19 million) in Subscription revenues offset by increases of 2% ($13 million) in Advertising revenues and 6% ($5 million) in Other revenues. Similar to the full year results, Subscription revenues declined due to lower worldwide newsstand revenues and lower domestic subscription revenues, partially offset by the inclusion of AEP. Advertising revenues increased due to the acquisition of AEP, partially offset by the impact of certain weekly titles having one fewer issue in the fourth quarter of 2013. Excluding the impact of acquiring AEP, Subscription, Advertising and Other revenues would have decreased 10%, 7% and 4%, respectively, and Total revenues would have declined 8%.

Adjusted Operating Income decreased 14% ($28 million) to $173 million, primarily due to revenue declines at certain non-AEP titles.

Operating Income decreased 47% ($93 million) to $107 million and included $79 million of impairments primarily related to certain tradenames.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Full-Year Results

For the year ended December 31, 2013, Adjusted EPS was $3.77 compared to $3.242 in 2012. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

The Company reported Income from Continuing Operations attributable to Time Warner common shareholders of $3.6 billion, or $3.77 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in 2012 of $2.9 billion2, or $3.002 per diluted common share.

For the years ended December 31, 2013 and 2012, the Company reported Net Income of $3.7 billion and $2.9 billion2, respectively.

Fourth-Quarter Results

Adjusted EPS was $1.17 for the three months ended December 31, 2013, compared to $1.162 in last year’s fourth quarter. The increase in Adjusted EPS primarily reflects fewer shares outstanding.

For the three months ended December 31, 2013, the Company reported Income from Continuing Operations attributable to Time Warner common shareholders of $1.0 billion, or $1.06 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the fourth quarter of 2012 of $1.1 billion2, or $1.152 per diluted common share.

For the fourth quarter of 2013 and 2012, the Company reported Net Income of $1.0 billion and $1.1 billion2, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. In light of the pending legal and structural separation of Time Inc. from Time Warner, the Company also uses Adjusted Operating Income (Loss) excluding Time Inc. to further evaluate the non-publishing businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders is Income from Continuing Operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) excluding Time Inc., Adjusted Operating Income margin, Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

For periods ending on or after July 1, 2012, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the Free Cash Flow for such periods. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) excluding Time Inc., Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2014 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 5, 2014. To listen to the call, visit www.timewarner.com/investors.

CONTACTS: Corporate Communications Keith Cocozza (212) 484-7482	Investor Relations Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and equivalents	$1,862	$2,841
Receivables, less allowances of $1,666 and $1,757	7,868	7,385
Inventories	2,028	2,036
Deferred income taxes	447	474
Prepaid expenses and other current assets	639	528

Total current assets	12,844	13,264

Noncurrent inventories and theatrical film and television production costs	6,699	6,675
Investments, including available-for-sale securities	2,024	1,966
Property, plant and equipment, net	3,825	3,942
Intangible assets subject to amortization, net	1,920	2,108
Intangible assets not subject to amortization	7,629	7,642
Goodwill	30,563	30,446
Other assets	2,490	2,046

Total assets	$67,994	$68,089

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,322	$8,039
Deferred revenue	995	1,011
Debt due within one year	66	749

Total current liabilities	8,383	9,799

Long-term debt	20,099	19,122
Deferred income taxes	2,642	2,127
Deferred revenue	482	523
Other noncurrent liabilities	6,484	6,721

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 895 million and 932 million shares outstanding	17	17
Paid-in-capital	153,410	154,577
Treasury stock, at cost (757 million and 720 million shares)	(37,630)	(35,077)
Accumulated other comprehensive loss, net	(852)	(989)
Accumulated deficit	(85,041)	(88,732)

Total Time Warner Inc. shareholders’ equity	29,904	29,796
Noncontrolling interests	-	1

Total equity	29,904	29,797

Total liabilities and equity	$67,994	$68,089

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Year Ended
	12/31/13	12/31/12	12/31/13	12/31/12

Revenues	$8,565	$8,164	$29,795	$28,729
Costs of revenues	(4,776)	(4,436)	(16,230)	(15,934)
Selling, general and administrative	(1,730)	(1,641)	(6,465)	(6,333)
Amortization of intangible assets	(70)	(70)	(251)	(248)
Restructuring and severance costs	(56)	(35)	(246)	(119)
Asset impairments	(105)	(4)	(140)	(186)
Gain on operating assets, net	12	49	142	9

Operating income	1,840	2,027	6,605	5,918
Interest expense, net	(300)	(307)	(1,190)	(1,253)
Other loss, net	(49)	(125)	(112)	(217)

Income from continuing operations before income taxes	1,491	1,595	5,303	4,448
Income tax provision	(508)	(483)	(1,749)	(1,526)

Income from continuing operations	983	1,112	3,554	2,922
Discontinued operations, net of tax	-	-	137	-

Net income	983	1,112	3,691	2,922
Less Net loss attributable to noncontrolling interests	-	-	-	3

Net income attributable to Time Warner Inc. shareholders	$983	$1,112	$3,691	$2,925

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.09	$1.18	$3.85	$3.05
Discontinued operations	-	-	0.14	-

Basic net income per common share	$1.09	$1.18	$3.99	$3.05

Average basic common shares outstanding	901.9	942.1	920.0	954.4

Diluted income per common share from continuing operations	$1.06	$1.15	$3.77	$3.00
Discontinued operations	-	-	0.15	-

Diluted net income per common share	$1.06	$1.15	$3.92	$3.00

Average diluted common shares outstanding	924.3	966.9	942.6	976.3

Cash dividends declared per share of common stock	$0.2875	$0.2600	$1.1500	$1.0400

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,

(Unaudited; millions)

	2013	2012

OPERATIONS
Net income	$3,691	$2,922
Less Discontinued operations, net of tax	(137)	-

Net income from continuing operations	3,554	2,922
Adjustments for noncash and nonoperating items:
Depreciation and amortization	886	892
Amortization of film and television costs	7,262	7,210
Asset impairments	140	186
(Gain) loss on investments and other assets, net	(65)	26
Equity in losses of investee companies, net of cash distributions	218	225
Equity-based compensation	256	234
Deferred income taxes	759	(150)
Changes in operating assets and liabilities, net of acquisitions	(9,294)	(8,069)

Cash provided by operations from continuing operations	3,716	3,476
Cash used by operations from discontinued operations	(2)	(34)

Cash provided by operations	3,714	3,442

INVESTING ACTIVITIES
Investments in available-for-sale securities	(27)	(37)
Investments and acquisitions, net of cash acquired	(485)	(668)
Capital expenditures	(602)	(643)
Investment proceeds from available-for-sale securities	33	1
Other investment proceeds	171	101

Cash used by investing activities	(910)	(1,246)

FINANCING ACTIVITIES
Borrowings	1,028	1,039
Debt repayments	(762)	(686)
Proceeds from exercise of stock options	674	1,107
Excess tax benefit from equity instruments	179	83
Principal payments on capital leases	(9)	(11)
Repurchases of common stock	(3,708)	(3,272)
Dividends paid	(1,074)	(1,011)
Other financing activities	(111)	(80)

Cash used by financing activities	(3,783)	(2,831)

DECREASE IN CASH AND EQUIVALENTS	(979)	(635)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,841	3,476

CASH AND EQUIVALENTS AT END OF PERIOD	$1,862	$2,841

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended December 31, 2013

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$879	$(24)	$-	$(2)	$853
Home Box Office	414	-	(1)	-	413
Warner Bros.	576	(2)	-	(1)	573
Corporate	(114)	-	-	(6)	(120)
Intersegment eliminations	14	-	-	-	14

Time Warner excluding Time Inc.	1,769	(26)	(1)	(9)	1,733
Time Inc.	173	(79)	13	-	107

Time Warner	$1,942	$(105)	$12	$(9)	$1,840

Margin(a)	22.7%	(1.2%)	0.1%	(0.1%)	21.5%

Three Months Ended December 31, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$906	$4	$34	$4	$948
Home Box Office	430	-	-	-	430
Warner Bros.	555	(2)	-	(1)	552
Corporate	(95)	-	10	(1)	(86)
Intersegment eliminations	(17)	-	-	-	(17)

Time Warner excluding Time Inc.	1,779	2	44	2	1,827
Time Inc.	201	(6)	5	-	200

Time Warner	$1,980	$(4)	$49	$2	$2,027

Margin(a)	24.3%	(0.1%)	0.6%	-	24.8%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Time Warner Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Year Ended December 31, 2013

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$3,536	$(47)	$2	$(5)	$3,486
Home Box Office	1,678	-	113	-	1,791
Warner Bros.	1,327	(7)	6	(2)	1,324
Corporate	(407)	(7)	8	12	(394)
Intersegment eliminations	61	-	-	-	61

Time Warner excluding Time Inc.	6,195	(61)	129	5	6,268
Time Inc.	404	(79)	13	(1)	337

Time Warner	$6,599	$(140)	$142	$4	$6,605

Margin(a)	22.1%	(0.5%)	0.5%	0.1%	22.2%

Year Ended December 31, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$3,334	$(176)	$34	$(20)	$3,172
Home Box Office	1,547	-	-	-	1,547
Warner Bros.	1,237	(4)	1	(6)	1,228
Corporate	(358)	-	10	(4)	(352)
Intersegment eliminations	(97)	-	-	-	(97)

Time Warner excluding Time Inc.	5,663	(180)	45	(30)	5,498
Time Inc.	463	(6)	(36)	(1)	420

Time Warner	$6,126	$(186)	$9	$(31)	$5,918

Margin(a)	21.3%	(0.6%)	-	(0.1%)	20.6%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Time Warner Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders to

Income from Continuing Operations attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner

Inc. common shareholders

	Three Months Ended		Year Ended
	12/31/13	12/31/12	12/31/13	12/31/12
Asset impairments	$(105)	$(4)	$(140)	$(186)
Gain on operating assets, net	12	49	142	9
Other	(9)	2	4	(31)

Impact on Operating Income	(102)	47	6	(208)

Investment gains (losses), net	(6)	(1)	61	(30)
Amounts related to the separation of Time Warner Cable Inc.	(6)	(2)	3	4
Amounts related to the disposition of Warner Music Group	(1)	(2)	(1)	(7)
Items affecting comparability relating to equity method investments	(18)	(94)	(30)	(94)

Pretax impact	(133)	(52)	39	(335)
Income tax impact of above items	35	41	(34)	100

Impact of items affecting comparability on income from continuing operations attributable to Time Warner Inc. shareholders	$(98)	$(11)	$5	$(235)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$983	$1,112	$3,554	$2,925
Less Impact of items affecting comparability on net income	(98)	(11)	5	(235)

Adjusted income from continuing operations	$1,081	$1,123	$3,549	$3,160

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$1.06	$1.15	$3.77	$3.00
Less Impact of items affecting comparability on diluted net income per common share	(0.11)	(0.01)	-	(0.24)

Adjusted EPS	$1.17	$1.16	$3.77	$3.24

Average diluted common shares outstanding	924.3	966.9	942.6	976.3

Asset Impairments

During the three months ended December 31, 2013, the Company recorded $105 million of noncash impairments, consisting of $24 million at the Turner segment, of which $18 million related to a building, $4 million related to Turner’s decision in the fourth quarter of 2013 to shut down an entertainment network in Belgium and $2 million related to certain miscellaneous assets, $2 million at the Warner Bros. segment related to miscellaneous assets and $79 million at the Time Inc. segment primarily related to certain tradenames.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the year ended December 31, 2013, the Company recorded noncash impairments of $140 million, consisting of $47 million at the Turner segment of which $18 million related to certain of Turner’s international intangible assets, $18 million related to a building in South America, $10 million related to programming assets resulting from Turner’s decision to shut down certain of its entertainment networks in Spain and Belgium and $1 million related to miscellaneous assets, $7 million at the Warner Bros. segment related to miscellaneous assets, $79 million at the Time Inc. segment primarily related to certain tradenames and $7 million at the Corporate segment related to certain internally developed software.

During the three months and year ended December 31, 2012, the Company recognized a $4 million reversal and $174 million of charges, respectively, at the Turner segment in connection with the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey (the “Imagine and TNT Turkey Shutdowns”) primarily related to certain receivables, including value added tax receivables, inventories and long-lived assets, including Goodwill.

During the three months ended December 31, 2012, the Company also recognized $8 million of other miscellaneous noncash asset impairments consisting of $2 million at the Warner Bros. segment and $6 million at the Time Inc. segment. In addition, during the year ended December 31, 2012, the Company recognized $4 million of other miscellaneous noncash asset impairments consisting of $2 million at the Turner segment and $2 million at the Warner Bros. segment.

Gain on Operating Assets, Net

For the three months and year ended December 31, 2013, the Company recognized a $1 million reversal and $104 million of gains, respectively, at the Home Box Office segment related to the Company’s acquisition of the controlling interests in HBO Asia and HBO South Asia. For the three months and year ended December 31, 2013, the Company also recognized a gain of $13 million at the Time Inc. segment related to the settlement of a pre-existing contractual arrangement with American Express Publishing Corporation (“AEP”) in connection with Time Inc.’s acquisition of AEP. In addition, for the year ended December 31, 2013, the Company recognized net gains on operating assets of $25 million, including a $2 million gain at the Turner segment on the sale of a building, a $9 million gain at the Home Box Office segment upon the Company’s acquisition of the controlling interest in HBO Nordic, a $6 million gain at the Warner Bros. segment on miscellaneous operating assets and an $8 million gain at the Corporate segment on the disposal of certain corporate assets.

During the three months and year ended December 31, 2012, the Company recognized $5 million of income and a $36 million loss, respectively, at the Time Inc. segment in connection with the sale in the first quarter of 2012 of Time Inc.’s school fundraising business, QSP. During the three months and year ended December 31, 2012, the Company also recognized a $34 million gain at the Turner segment on the settlement of an indemnification obligation related to the 2007 sale of the Atlanta Braves baseball franchise and a $10 million gain at the Corporate segment on the disposal of certain corporate assets. In addition, for the year ended December 31, 2012, the Company recognized $1 million of noncash income at the Warner Bros. segment associated with a fair value adjustment on certain contingent consideration arrangements.

Other

For the three months and year ended December 31, 2013, Other reflects external costs related to mergers, acquisitions or dispositions of $9 million and $34 million, respectively. External costs related to mergers, acquisitions or dispositions for the three months and year ended December 31, 2013 were primarily related to the pending separation of Time Inc. from Time Warner. Other also includes a gain of $38 million for the year ended December 31, 2013 related to the curtailment of certain post-retirement benefits (the “Curtailment”).

For the three months and year ended December 31, 2012, Other reflects external costs related to mergers, acquisitions or dispositions, which included a reversal of $2 million and costs of $28 million, respectively. The external costs related to mergers, acquisitions or dispositions for the three months and year ended December 31, 2012 included a reversal of $3 million and charges of $18 million, respectively, related to the Imagine and TNT Turkey Shutdowns. Other also includes legal and other professional fees related to the defense of securities litigation matters for former employees totaling $3 million for the year ended December 31, 2012.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

External costs related to mergers, acquisitions or dispositions, the gain related to the Curtailment and amounts related to securities litigation and government investigations are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three months and year ended December 31, 2013, the Company recognized $6 million of miscellaneous investment losses, net. For the year ended December 31, 2013, the Company also recognized $67 million of net miscellaneous investment gains consisting of a $65 million gain on the sale of the Company’s investment in a theater venture in Japan, which included a $10 million gain related to a foreign currency contract and a $2 million net noncash gain associated with an option to acquire securities that was terminated during the third quarter of 2013.

For the three months and year ended December 31, 2012, the Company recognized $5 million and $19 million, respectively, of miscellaneous investment losses, net. The year ended December 31, 2012 also included a $16 million loss on an investment in a network in Turkey recognized as part of the Imagine and TNT Turkey Shutdowns. In addition, for the three months and year ended December 31, 2012, the Company recognized noncash income of $4 million and $5 million, respectively, associated with a fair value adjustment on certain options to acquire securities.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months and year ended December 31, 2013, the Company recognized losses of $6 million and $7 million, respectively, related to changes in the value of a Time Warner Cable Inc. (“TWC”) tax indemnification receivable, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations. For the year ended December 31, 2013, the Company also recognized $10 million of income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees, which has also been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

For the three months and year ended December 31, 2012, the Company recognized $3 million and $9 million, respectively, of income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees. In addition, for both the three months and year ended December 31, 2012, the Company recognized $5 million of losses related to changes in the value of a TWC tax indemnification receivable.

Amounts Related to the Disposition of Warner Music Group

For the three months and year ended December 31, 2013, the Company recognized $1 million of losses related to the disposition of Warner Music Group (“WMG”) in 2004. For the three months and year ended December 31, 2012, the Company recognized losses of $2 million and $7 million, respectively, associated with the disposition of WMG. These losses are due primarily to a tax indemnification obligation and have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three months ended December 31, 2013, the Company recognized $18 million as its share of noncash impairments recorded by an equity method investee. In addition, for the year ended December 31, 2013, the Company recognized $12 million as its share of a noncash loss on the extinguishment of debt recorded by the equity method investee. For the three months and year ended December 31, 2012, the Company recognized $94 million as its share of noncash impairments recorded by the equity method investee. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items. For the year ended December 31, 2012, the income tax impact includes a $42 million benefit reflecting the reversal of a valuation allowance related to the expected usage of capital loss carryforwards in connection with the 2013 sale of the Company’s investment in a theater venture in Japan.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations to Free Cash Flow

	Three Months Ended		Year Ended
	12/31/13	12/31/12	12/31/13	12/31/12

Cash provided by operations from continuing operations	$884	$1,179	$3,716	$3,476
Add payments related to securities litigation and government investigations	-	-	-	3
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	9	5	232	33
Add excess tax benefits from equity instruments	25	25	179	83
Less capital expenditures	(287)	(217)	(602)	(643)
Less principal payments on capital leases	(3)	(2)	(9)	(11)

Free Cash Flow	$628	$990	$3,516	$2,941

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into four reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services domestically and premium pay and basic tier television services internationally; Warner Bros.: consisting principally of feature film, television, home video and videogame production and distribution; and Time Inc.: consisting principally of magazine publishing and related websites and operations. In the fourth quarter of 2013, the Company separated its former Networks reportable segment into two reportable segments: Turner and Home Box Office. In addition, during the fourth quarter of 2013, the Company changed the names of its Film and TV Entertainment reportable segment to Warner Bros. and its Publishing reportable segment to Time Inc. The new presentation had no impact on the historical consolidated financial information previously reported by the Company. On March 6, 2013, Time Warner announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of the Time Inc. segment from Time Warner.

Note 2.  INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Year Ended
	12/31/13	12/31/12	12/31/13	12/31/12

Intersegment Revenues
Turner	$24	$26	$95	$91
Home Box Office	9	1	14	14
Warner Bros.	171	164	625	812
Time Inc.	1	1	10	21

Total intersegment revenues	$205	$192	$744	$938

Note 3.  WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Year Ended
	12/31/13	12/31/12	12/31/13	12/31/12

Home video and electronic delivery of theatrical product revenues	$885	$985	$2,244	$2,320
Home video and electronic delivery of television product revenues	378	358	984	1,006

Note 4. DISCONTINUED OPERATIONS, NET OF TAX

For the year ended December 31, 2013, Discontinued operations, net of tax reflected a net tax benefit due to the recognition of additional foreign tax credits attributable to the sale of WMG in 2004.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.  SALE AND LEASEBACK OF TIME WARNER CENTER

On January 16, 2014, Time Warner sold the office space it owned in Time Warner Center for approximately $1.3 billion. Time Warner also agreed to lease office space in Time Warner Center from the buyer until early 2019. In connection with these transactions, the Company expects to recognize a pretax gain of approximately $700 million to $800 million, of which approximately $400 million to $500 million will be recognized in the first quarter of 2014. The balance of the gain will be recognized ratably over the lease period. Time Warner also expects to recognize a tax benefit of approximately $50 million to $70 million related to the sale.